LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 7, 2010 (the “Closing Date”) among OXFORD FINANCE CORPORATION (“Lender”), a Delaware corporation, WAFERGEN, INC., a Delaware corporation (“WGI”) and WAFERGEN BIO-SYSTEMS, INC., a Nevada corporation (“Parent,” and collectively with WGI, “Borrowers” and, each individually, a “Borrower”), provides the terms on which Lender shall lend to Borrowers and Borrowers shall repay Lender.  The parties agree as follows:

1            ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2            LOAN AND TERMS OF PAYMENT

2.1        Promise to Pay.  Borrowers hereby unconditionally promise to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.1.1     Growth Capital Loan Facility.

(a)          Availability.  Subject to the terms and conditions of this Agreement, on or about the Closing Date, Lender agrees to make an advance (the “Growth Capital Advance”) to Borrowers in an aggregate amount not to exceed Two Million Dollars ($2,000,000).

(b)          Repayment.  Borrowers shall make monthly payments of interest only, in arrears, commencing on the first day of the month following the month in which the Funding Date occurs and continuing thereafter on the first day of each successive calendar month during the Interest Only Period.  Commencing on the Growth Capital Amortization Date, Borrowers shall make thirty (30) equal monthly payments of principal and interest, in arrears, which would fully amortize the outstanding amount of the Growth Capital Advance.  All unpaid principal and accrued and unpaid interest and all other amounts due on account of the Growth Capital Advance are due and payable in full on the Maturity Date.  The Growth Capital Advance may only be prepaid in accordance with Sections 2.1.1(d) and/or 2.1.1(e).

(c)          Final Payment.  On the Maturity Date, Borrowers shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to the Growth Capital Advance, an amount equal to the Final Payment.

(d)         Permitted Prepayment.  Borrowers shall have the option to prepay all, but not less than all, of the Growth Capital Advance made by Lender under this Agreement, provided Borrowers, (i) provide written notice to Lender of the election to prepay the Growth Capital Advance at least fifteen (15) days prior to such prepayment, and (ii) pay, on the date of such prepayment (A) all outstanding principal plus accrued interest on the Growth Capital Advance, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other sums that have become due and payable, including Lender Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

(e)          Mandatory Prepayment Upon an Acceleration.  If the Growth Capital Advance is accelerated, including following the occurrence of an Event of Default, Borrowers shall immediately pay to Lender an amount equal to the sum of:  (i) all outstanding principal plus accrued and unpaid interest on the Growth Capital Advance, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2         Payment of Interest on the Credit Extensions.

(a)          Interest Rate.  Subject to Section 2.2(b), the principal amount outstanding under the Growth Capital Advance shall accrue interest, which interest shall be payable monthly, in arrears, in accordance with Section 2.2(e) below, at a fixed per annum rate equal to the greater of (i) thirteen percent (13.00%) or (ii) the LIBOR Rate, as of the Funding Date, plus the LIBOR Margin.

(b)          Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five (5.00%) percentage points above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c)          360-Day Year.  Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days.

(d)          Debit of Accounts.  Lender may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, through automatic debit of such accounts, Automated Clearinghouse (“ACH”) or other transfers, for principal and interest payments or any other amounts Borrowers owe Lender when due; provided that, except (x) with respect to debits for regularly scheduled principal and interest, (y) upon the occurrence and during the continuance of an Event of Default, and (z) as otherwise previously authorized by the applicable Borrower, Lender shall provide notice within two (2) Business Days of such debit.  These debits shall not constitute a set-off.

(e)          Payments.  Unless otherwise provided, interest is payable monthly, in arrears, on the first calendar day of each month.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3         Fees.  Borrowers shall pay to Lender:

(a)          Facility Fee.  A fully earned, non-refundable loan fee of Thirty Thousand Dollars ($30,000) (the “Facility Fee”), receipt of which hereby is acknowledged by Lender (as such fee was paid upon execution of the loan proposal);

(b)          Final Payment.  The Final Payment when due on the Maturity Date or pursuant to the terms of Sections 2.1.1(d) or 2.1.1(e); and

(c)          Prepayment Fee.  The Prepayment Fee, if any, when due pursuant to the terms of Sections 2.1.1(d) or 2.1.1(e);

(d)          Lender Expenses.  All Lender Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Closing Date, when due.

3            CONDITIONS OF LOANS

3.1        Conditions Precedent to Initial Credit Extension.  Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that each Borrower shall consent to or have delivered, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)          duly executed original signatures to the Loan Documents to which it is a party;

(b)          Reserved;

(c)          its Operating Documents and good standing certificates (or equivalents) of Borrower certified by the Secretary of State of the State of Delaware (with respect to Parent) and Nevada (and such other states and/or jurisdictions in which each Borrower is qualified to do and or doing business) as of a date no earlier than thirty (30) days prior to the Closing Date;

(d)          duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(e)          the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed by the pledgor in blank;

(f)          Reserved;

(g)          Reserved;

(h)          a legal opinion of Borrowers’ counsel, addressed to Lender, dated as of the Closing Date, together with the duly executed original signatures thereto;

(i)           certified copies, dated as of a recent date, of financing statement searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j)           the Perfection Certificate executed by Parent, with respect to each Borrower;

(k)          evidence satisfactory to Lender that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender; and

(l)           payment of the fees and Lender Expenses then due as specified in Section 2.3 hereof.

3.2         Conditions Precedent to all Credit Extensions.  Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)          Borrowers shall have duly executed and delivered to Lender the Promissory Note in the amount of the Growth Capital Advance and the Disbursement Letter;

(b)          the representations and warranties in Section 5 shall be true in all material respects on the on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)          in Lender’s sole discretion, there has not been a Material Adverse Change.

3.3        Post-Closing Conditions.  Lender shall have received, in form and substance satisfactory to Lender:

(a)          Within thirty (30) days after the Closing Date, a landlord’s consent executed in favor of Lender with respect to each of Borrowers’ leased locations;

(b)          Within thirty (30) days after the Closing Date, the WaferGen Malaysia Share Pledge Documents, duly executed by the parties thereto; and

(c)          Within fourteen (14) days after the Closing Date, duly executed original signatures to the Control Agreement(s), as required under Section 6.6 below.

3.4        Covenant to Deliver.  Each Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition to any Credit Extension.  Each Borrower expressly agrees that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of a Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Lender’s sole discretion.

4           CREATION OF SECURITY INTEREST

4.1        Grant of Security Interest.  Each Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lender’s Lien pursuant to the terms of this Agreement).  If a Borrower shall acquire a commercial tort claim (as defined in the Code), such Borrower shall promptly notify Lender in a writing signed by such Borrower of the general details thereof (and further details as may be required by Lender) and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Lender’s obligation to make Credit Extensions has terminated, Lender shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the respective Borrower.

4.2        Authorization to File Financing Statements.  Each Borrower hereby authorizes Lender to file financing statements, without notice to any Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either a Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

4.3        Pledge of Collateral.  Each Borrower hereby pledges, assigns and grants to Lender a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Closing Date, the certificate or certificates for the Shares will be delivered to Lender, accompanied by an instrument of assignment duly governing the Shares; each Borrower shall cause the books of each Subsidiary, as applicable, whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence of an Event of Default hereunder and subject to applicable laws, Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee.  Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5            REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1         Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.  In connection with this Agreement, Borrower has delivered to Lender a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, Borrower’s chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e)  Borrower (and none of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) after giving effect to compliance with Section 3.3, constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a Material Adverse Change.

5.2        Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents to which it is a party, free and clear of any and all Liens except Permitted Liens.  Borrower does not have any deposit accounts other than the deposit accounts with Bank of America, the deposit accounts, if any, described in the Perfection Certificate delivered to Lender in connection herewith, or of which Borrower has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein as requested by Lender in accordance with Section 6.6.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with an aggregate value in excess of Twenty Five Thousand Dollars ($25,000) to a bailee, then Borrower will first receive the written consent of Lender and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Lender in its sole discretion.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Change.  Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.  Borrower shall provide written notice to Lender within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public).  Borrower shall take such commercially reasonable steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) all such licenses or agreements to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (ii) Lender shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lenders’ rights and remedies under this Agreement and the other Loan Documents.

5.3        Litigation.  Except as set forth in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000).

5.4        No Material Deviation in Financial Statements.  All consolidated financial statements for Borrower and its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s and each Subsidiaries’ consolidated financial condition and consolidated results of operations (subject to normal year-end adjustments and the absence of footnotes).  There has not been any material deterioration in Borrower’s and its Subsidiaries’ consolidated financial condition since the date of the most recent financial statements submitted to Lender.

5.5        Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6        Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7        Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8         Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, as applicable, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, as applicable.

5.9        Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements, and to refinance existing Indebtedness, and not for personal, family, household or agricultural purposes.

5.10      Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligations exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable.  To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.11      Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6            AFFIRMATIVE COVENANTS

Each Borrower (except as otherwise indicated) shall do all of the following:

6.1        Government Compliance.

(a)          Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Change.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a Material Adverse Change.

(b)          Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

6.2        Financial Statements, Reports, Certificates.  Parent shall deliver to Lender:

(a)          Quarterly Financial Statements.  As soon as available, but no later than forty-five (45) days after the last day of each of the first three quarters of Parent’s fiscal year, a company prepared consolidated financial statements prepared under GAAP, consistently applied (subject to normal year-end adjustments and the absence of footnotes), certified by a Responsible Officer and in a form acceptable to Lender;

(b)         Annual Audited Financial Statements.  As soon as available, but no later than ninety (90) days after the last day of Parent’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion, which is either unqualified, or qualified only for going concern, on the financial statements from an independent certified public accounting firm acceptable to Lender in its reasonable discretion;

(c)          Compliance Certificates.  Concurrently with the delivery of any financial statements pursuant to clauses (a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such period, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth such other information as Lender shall reasonably request;

(d)          Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to any Borrower’s security holders or to any holders of Subordinated Debt;

(e)          SEC Filings.  Within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Parent with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Parent’s website on the Internet at Borrower’s website address;

          As to any information contained in the materials furnished pursuant to this clause (e), Borrowers shall not be required separately to furnish such information under clauses (a), (b) and (d), but the foregoing shall not be in derogation of the obligation of Borrowers to furnish the information and materials described in such clauses (a), (b) and (d) at the times specified therein; provided, that Borrowers shall provide paper copies to Lender of the Compliance Certificates required by Section 6.2(d).

(f)          Annual Financial Projections.  Within forty-five (45) days after the end of each fiscal year, annual financial projections for the following fiscal year (on a quarterly basis) as approved by Parent’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(g)          Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against any Borrower or any of its Subsidiaries that could result in damages or costs to a Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more;

(h)          Intellectual Property Notice.  Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of any Borrower in or to any copyright, patent or trademark, and (iii) any Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(i)          Other Financial Information.  Budgets, sales projections, operating plans and other financial information reasonably requested by Lender, including but not limited to account statements with respect to each bank, investment or similar account maintained by each Borrower, within ten (10) days after the end of each month or other receipt thereof.

6.3        Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Closing Date.  Borrowers must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4        Taxes; Pensions.  Timely file, and require each Subsidiary to timely file, all required tax returns and reports and timely pay, and require each Subsidiary to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower or such Subsidiary, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5         Insurance.  Keep its, and cause each Subsidiary to keep its respective business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and locations and as Lender may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender.  All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, Lender as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Lender at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  If Borrower or any Subsidiary fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent.

6.6        Operating Accounts.  Provide Lender five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution.  For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder; provided that Borrower shall deliver a Control Agreement or other appropriate instrument with respect to any Collateral Account existing as of the Closing Date, within fourteen (14) days of the Closing Date.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such.

6.7        Protection of Intellectual Property Rights.  Borrower shall (i) protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) promptly advise Lender in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

6.8         Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.9        Notices of Litigation and Default.  Borrower will give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to have a Material Adverse Change.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower (or any officer thereof) becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Lender of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10      Formation or Acquisition of Subsidiaries.  No later than thirty (30) days after Borrower or any Subsidiary forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower and such Subsidiary shall (a) cause such new Subsidiary to provide to Lender a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender appropriate certificates and powers and financing statements, pledging all of the Shares in such new Subsidiary, in form and substance satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance satisfactory to Lender, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided that (a) above shall not apply to WaferGen Malaysia, WaferGen Luxemburg or any other such direct or indirect Subsidiary which (x) is not an entity organized under the laws of the United States or any territory thereof and (y) does not at any time have cash and/or book value assets in excess of Fifty Thousand Dollars ($50,000).  Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.

6.11      Further Assurances.  Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement and the other Loan Documents.  Deliver to Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower.

7           NEGATIVE COVENANTS

No Borrower shall do any of the following without Lender’s prior written consent:

7.1         Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any Subsidiary to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.

7.2        Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any Subsidiary to engage in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) permit any Key Person to cease holding his or her office with a Borrower unless an interim or permanent replacement satisfactory to such Borrower’s Board of Directors is made within ninety (90) days of such Key Person’s departure from such Borrower; or (ii) permit or suffer any Change in Control.  Borrower shall not, without at least thirty (30) days prior written notice to Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3         Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured guaranty hereunder) or into Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4         Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit Borrower to do so, other than Permitted Indebtedness.

7.5         Encumbrance.  Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6        Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7        Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8         Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom.  Without limiting the foregoing, Borrowers shall not permit the cash and/or book value of assets to exceed the following amounts with respect to the following Subsidiaries: (x) at any time after September 1, 2011, Five Hundred Thousand Dollars ($500,000) with respect to WGMB; (y) at any time after September 1, 2011, Ten Thousand Dollars ($10,000) with respect to WGRD; and (z) at any time, Two Million Dollars ($2,000,000) with respect to WaferGen Luxemburg; provided that the forgoing limitations with respect to such Subsidiaries shall not apply at any time during which Borrowers maintain at least Five Million Dollars ($5,000,000) in a Deposit Account over which a Control Agreement exists in favor of Lender.

7.9         Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender.

7.10      Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11      Indebtedness Payments.  (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under this Agreement or due Lender) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

8            EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1         Payment Default.  A Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Maturity Date).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2        Covenant Default.

(a)          A Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5 6.6, 6.7 or 6.10 or violates any covenant in Section 7; or

(b)          A Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Document to which it is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3         Material Adverse Change.  A Material Adverse Change occurs;

8.4         Attachment; Levy; Restraint on Business.  (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of a Borrower or of any entity under control of a Borrower (including a Subsidiary) on deposit or otherwise maintained in any Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any of a Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or (b) (i) any material portion of a Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Borrower from conducting any part of its business;

8.5         Insolvency.  As to any Borrower: (a) such Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) such Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against such Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6        Other Agreements.  There is a default in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Change;

8.7         Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against a Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of fifteen (15) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8        Misrepresentations.  A Borrower or any Person acting for a Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9        Subordinated Debt.  A default or breach occurs under any agreement between a Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lender, or any creditor that has signed such an agreement with Lender breaches any terms of such agreement;

8.10      Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of a Borrower to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of such Borrower to hold any Governmental Approval in any other jurisdiction.

9            LENDER’S RIGHTS AND REMEDIES

9.1        Rights and Remedies.  While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following:

(a)          declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);

(b)          stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between a Borrower and Lender;

(c)          settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing a Borrower money of Lender’s security interest in such funds, and verify the amount of such account;

(d)          make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Each Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates.  Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Each Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e)          apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrowers;

(f)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g)          place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)          demand and receive possession of Borrower’s Books; and

(i)          exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2        Power of Attorney.  Each Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under each Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits.  Each Borrower hereby appoints Lender as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Credit Extensions hereunder.  Lender’s foregoing appointment as Borrowers’ attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

9.3        Protective Payments.  If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which a Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Lender will make reasonable efforts to provide Parent with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4        Application of Payments and Proceeds.  No Borrower shall have any right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by a Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.  If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion.  Any surplus shall be paid to Parent or other Persons legally entitled thereto; each Borrower shall remain liable to Lender for any deficiency.  If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5        Lender’s Liability for Collateral.  So long as Lender complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  The Credit Parties bear all risk of loss, damage or destruction of the Collateral.

9.6        No Waiver; Remedies Cumulative.  Lender’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given.  Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Lender has all rights and remedies provided under the Code, by law, or in equity.  Lender’s exercise of one right or remedy is not an election, and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver.  Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7        Demand Waiver.  Each Borrower, for itself an on behalf of each Subsidiary, waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which a Borrower is liable.

9.8        Borrower Liability.  Except as otherwise set forth herein, either Borrower may, acting singly, request the Growth Capital Advance hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting the Growth Capital Advance hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay the Growth Capital Advance made hereunder, and all other Obligations due or to become due hereunder, regardless of which Borrower actually receives said Growth Capital Advance, as if each Borrower hereunder directly received the Growth Capital Advance.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

10         NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Lender or Borrowers may change their mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to a Borrower:	c/o WAFERGEN BIO-SYSTEMS, INC.
7400 Paseo Padre Parkway
Fremont, CA  94555
Attn:  Chief Financial Officer
Fax:  (510) 793-8993
Email: don.huffman@wafergen.com

If to Lender:	OXFORD FINANCE CORPORATION
133 N. Fairfax Street
Alexandria, VA 22314
Attn: Tim A. Lex, Chief Operating Officer
Fax: (703) 519-5225
Email: tlex@oxfordfinance.com

11         CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrowers and Lender each submit to the exclusive jurisdiction of the State and Federal courts in San Diego County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender.  Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrowers at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Diego County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Diego County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Diego County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12         GENERAL PROVISIONS

12.1      Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  No Borrower may assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion).  Lender has the right, without the consent of or notice to any Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that, so long as no Event of Default has occurred and is continuing, the Lender may not sell, transfer, or assign its rights in this Agreement to a competitor of any Borrower (known by Lender to be such a competitor).

12.2      Indemnification.  Each Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and any Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct or in connection with any Claims by Borrower brought against such Indemnified Person arising from such Indemnified Person’s breach of its obligations under this Agreement or any Loan Document.

12.3      Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4      Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5      Correction of Loan Documents.  Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6      Amendments in Writing; Integration.  All amendments to this Agreement must be in writing and signed by both Lender and Borrowers.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8      Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrowers in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9      Confidentiality.  In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers (other than a competitor of any Borrower, known to be such by Lender; provided that an Event of Default has not then occurred and is not then continuing) of any interest in the Credit Extensions (provided, however, Lender shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s regulators or as otherwise required in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; or (ii) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

Lender may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Lender does not disclose a Borrower’s identity or the identity of any person associated with Borrowers unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10    Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between a Borrower and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11    Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12    Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13    Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14    Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15    Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13          DEFINITIONS

13.1      Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meaning:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Lender’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of a Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of a Borrower, representing forty-nine percent (49%) or more of the combined voting power of such Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of a Borrower (together with any new directors whose election by the Board of Directors of such Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Closing Date” is defined in the preamble of this Agreement.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of each Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Borrower maintains a Securities Account or a Commodity Account, the relevant Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Growth Capital Advance, or any other extension of credit by Lender for a Borrower’s benefit.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Parent’s deposit account, account number 1095300525, maintained with Bank of America or such other account designated in writing by Parent to Lender.

“Disbursement Letter” is that certain form attached hereto as Exhibit D.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Final Payment” means a fee (in addition to and not a substitution for any other payment due hereunder) in the amount of Ninety Five Thousand Dollars ($95,000).

“Funding Date” is the date on which any Growth Capital Advance is made to or on account of Borrowers.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Growth Capital Advance” is defined in Section 2.1.1(a).

“Growth Capital Amortization Date” means July 1, 2011.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of each Borrower’s right, title, and interest in and to the following:

(a)          its Copyrights, Trademarks and Patents;

(b)          any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)          any and all source code;

(d)          any and all design rights which may be available to such Borrower;

(e)          any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)          all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Only Period” means the period of time commencing on the Funding Date through the day before the Growth Capital Amortization Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is any of WGI’s Chief Executive Officer or Chief Financial Officer, who are, as of the Closing Date, Alnoor Shivji and Donald D. Huffman, respectively, or any of Parent’s Chief Executive Officer or Chief Financial Officer, who are, as of the Closing Date, Alnoor Shivji and Donald D. Huffman, respectively.

“Lender” is defined in the preamble hereof.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to a Borrower.

“LIBOR Rate” means, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR on the Funding Date.

“LIBOR Margin” is twelve and seventy one one hundredths percent (12.71%).

“LIBOR” means the rate of interest per annum determined by Lender to be the per annum rate of interest at which deposits in United States Dollars are offered to Lender in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Lender customarily participates at 11:00 a.m. (local time in such interbank market) for a 3-month period and published in The Wall Street Journal two (2) Business Days prior to the making of the Growth Capital Advance and in an amount approximately equal to the amount of the Growth Capital Advance.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Promissory Note, the Warrant, the Disbursement Letter, the WaferGen Malaysia Share Pledge Documents, the Post-Closing Letter, each Control Agreement, any other note, or notes or guaranties executed by a Borrower or any Subsidiary, and any other present or future agreement between a Borrower and/or any Subsidiary for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of a Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is December 1, 2013, or such earlier date as the Growth Capital Advance or any portion of the Obligations is accelerated, whether by prepayment or otherwise.

“Obligations” are Borrowers’ obligation to pay when due any debts, principal, interest, Lender Expenses and other amounts a Borrower owes Lender now or later, whether under this Agreement, the Loan Documents (other than the Warrant), or otherwise, including, without limitation, the Final Payment, the Prepayment Fee, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of a Borrower assigned to Lender, and the performance of each Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto; provided that, for purposes of this Agreement, “Operating Documents” with respect to WaferGen Malaysia shall include WaferGen Malaysia’s organizational and/or constitutional documents, and such other documents or instruments as Lender may reasonably request with respect to the WaferGen Malaysia Share Pledge Documents.

“Parent” is defined in the preamble hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a)          purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, provided that at the time of such purchase no Event of Default has occurred and is continuing;

(b)          distributions or dividends consisting solely of a Borrower's capital stock;

(c)          purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)          purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e)          purchases of capital stock pledged as collateral for loans to employees; and

(f)          purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations.

“Permitted Indebtedness” is:

(g)          Each Borrower’s Indebtedness to Lender under this Agreement and any other Loan Document or other Indebtedness to Lender;

(h)         any Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

(i)           Subordinated Debt;

(j)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(k)          capitalized leases and purchase money Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year secured by Permitted Liens; and

(l)           refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

“Permitted Investments” are:

(m)         Investments shown on the Perfection Certificate and existing on the Closing Date;

(n)          Investments permitted by Parent’s investment policy, as amended from time to time, provided that such investment policy (and any amendment thereto) has been approved by Lender;

(o)          Investments (i) by Borrowers in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year; and (ii) by Subsidiaries (x) in other Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year, or (y) in a Borrower.  Notwithstanding the foregoing, commencing only from and after September 1, 2011, Borrowers may make Investments in (x) WaferGen Malaysia not to exceed One Million Two Hundred Thousand Dollars ($1,200,000) in the aggregate in any fiscal year and (y) WaferGen Luxemburg not to exceed Two Million Dollars ($2,000,000) in the aggregate through the period ending on January 1, 2013; and not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any other fiscal year thereafter; provided the limitations of this subsection (c) shall not apply with respect to Investments by Borrowers in WaferGen Malaysia and WaferGen Luxemburg at any time during which Borrowers maintain at least Five Million Dollars ($5,000,000) in a Deposit Account over which a Control Agreement exists in favor of Lender;

(p)          Investments consisting of Collateral Accounts in the name of a Borrower or any Subsidiary so long as Lender has a first priority, perfected security interest in such Collateral Accounts;

(q)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(r)           Investments permitted in connection with Transfers permitted under Section 7.1;

(s)          Investments permitted by Section 7.3; and

(t)           joint ventures or strategic alliances in the ordinary course of Parent’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by a Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

Notwithstanding the foregoing, Permitted Investments shall not include, and Borrowers and each Subsidiary are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an “auction rate security;” provided that, the Borrowers and any Subsidiary may be permitted to enter into foreign exchange or currency swap agreements in the ordinary course of its business, provided that the aggregate exposure thereunder shall not exceed One Hundred Thousand Dollars ($100,000) at any time during any fiscal year.

“Permitted Liens” are:

(u)          (i) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;

(v)          Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrowers maintain adequate reserves on their Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(w)         Liens (including with respect to capital leases) securing Permitted Indebtedness described under clause (e) of the definition of “Permitted Indebtedness” (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by a Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts, Inventory, and Equipment financed by the proceeds of a Credit Extension, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts, Inventory, and Equipment financed by the proceeds of a Credit Extension, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(x)          Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(y)          leases or subleases of real property granted in the ordinary course of a Borrower’s business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of such Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(z)          non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(aa)        Liens in favor of other financial institutions arising in connection with a Borrower’s deposit or securities accounts held at such institutions;

(bb)       Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(cc)        pledges of cash collateral or other Liens in connection with credit card reserves and deposits, not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time; and

(dd)       Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Post-Closing Letter” is that certain Post-Closing Letter dated as of December 7, 2010 by and among Borrowers and Lender.

“Prepayment Fee” is an additional fee payable to the Lender in the amount equal to (x) three percent (3.00%) of the principal amount of any portion of the Growth Capital Advance prepaid if such prepayment occurs on or before the first anniversary of the Closing Date; (y) two percent (2.00%) of the principal amount of any portion of the Growth Capital Advance prepaid if such prepayment occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date; and (y) one percent (1.00%) of the principal amount of any portion of the Growth Capital Advance prepaid thereafter.

“Promissory Note” means a Promissory Note in substantially the form attached hereto as Exhibit C.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of a Borrower.

“Restricted License” is any material license or other agreement with respect to which a Borrower is the licensee (a) that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral.

“SEC” is the Securities Exchange Commission or any successor or replacement Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shares” means with respect to any Borrower or any Subsidiary (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by it in any Subsidiary which (a) is not an entity organized under the laws of the United States or any territory thereof and (b) does not at any time have cash and/or book value assets in excess of Fifty Thousand Dollars ($50,000), and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Borrower in any Subsidiary of such Borrower which (a) is an entity organized under the laws of the United States or any territory thereof or (b) is not an entity organized under the laws of the United States or any territory thereof and at any time has cash and/or book value assets in excess of Fifty Thousand Dollars ($50,000).  Notwithstanding the forgoing, the term “Shares” in respect of WaferGen Malaysia and WaferGen Luxemburg shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Parent in WaferGen Malaysia or WaferGen Luxemburg, respectively.

“Subordinated Debt” is (a) Indebtedness incurred by a Borrower subordinated to Borrowers’ Indebtedness owed to Lender and which is reflected in a written agreement in a manner and form reasonably acceptable to Lender and approved by Lender in writing, and (b) to the extent the terms of subordination do not change adversely to Lender, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Parent.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“WaferGen Luxemburg” means a wholly owned Subsidiary of any Borrower, formed and operating under the laws of the Grand Duchy of Luxemburg.

“WaferGen Malaysia” means, collectively, WGMB and WGRD.

“WaferGen Malaysia Share Pledge Documents” means the share pledge agreement and any related documents, instruments or agreements required to effect the pledge of the Shares of WaferGen Malaysia.

“Warrant” means the Warrant to Purchase Stock issued by Parent to Lender as of the Closing Date.

“WGMB” means WaferGen Malaysia (Snd. Bhd.), a Subsidiary of Parent, one hundred percent (100%) of the ordinary shares of which are owned by Parent.

“WGRD” means WaferGen R&D Malaysia (Snd. Bhd.), a wholly owned Subsidiary of Parent.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWERS:

WAFERGEN, INC.

By

Name:

Title:

WAFERGEN BIO-SYSTEMS, INC.

By

Name:

Title:

LENDER:

OXFORD FINANCE CORPORATION

By

Name:

Title:

[Signature Page to Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrowers’ right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (i) more than sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Borrower in WaferGen Malaysia, WaferGen Luxemburg or any other Subsidiary of a Borrower or Subsidiary which (a) is not an entity organized under the laws of the United States or any territory thereof and (b) does not at any time have cash and/or book value assets in excess of Fifty Thousand Dollars ($50,000); (ii) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (a) or clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; and (iii) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished; any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; trademarks, trade names, service marks, mask works, rights of use of any name or domain names and, to the extent permitted under applicable law, any applications therefor, whether registered or not; and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions; and any claims for damage by way of any past, present, or future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Pursuant to the terms of a certain negative pledge arrangement with Lender, Borrower has agreed not to encumber any of its Intellectual Property.

1

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	OXFORD FINANCE CORPORATION	Date: ___________________
FROM:	WAFERGEN, INC.

The undersigned authorized officer of WAFERGEN, INC., for itself and on behalf of WAFERGEN BIO-SYSTEMS, INC. (collectively, “Borrower”) hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Lender (the “Agreement”),

(i) Borrower and its Subsidiaries are in complete compliance for the period ending                        with all required covenants except as noted below and

(ii) All representations and warranties of Borrower and its Subsidiaries stated in the Agreement are true and correct as of the date hereof. Attached are the required documents, if any, supporting our certification(s). The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Complies
1)	Financial statements with Compliance Certificate	Quarterly within 45 days	Yes	No	N/A
2)	Annual (CPA Audited) financial statements with Compliance Certificate	Within 90 days after Fiscal Year End	Yes	No	N/A
3)	Annual Financial Projections/Budget	Annually within 45 days of FYE and when revised	Yes	No	N/A
4)	10-K and 10-Q Filings	Within 5 days after filing with SEC	Yes	No	N/A
5)	Account Statements (Bank, investment, etc.)	Monthly (and/or upon receipt) within 10 days	Yes	No	N/A
6)	Total amount of Borrower’s cash and cash equivalents	$________________
7)	Total amount of Borrower’s cash and cash equivalents maintained with Bank of America as specified in Agreement.	$________________	Yes	No	N/A

Deposit and Securities Accounts   (Please list all accounts; attach separate sheet if additional space needed)

	Bank	Account Number	New Account?		Acct Control Agmt in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No
5)			Yes	No	Yes	No

Other Matters
Have there been any changes in management?	Yes	No
Have there been any transfers/sales/disposals/retirement of Collateral or IP?	Yes	No
Have there been any new or pending claims or causes of action against Borrower in excess of $100,000?	Yes	No

Exceptions
Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

LENDER’S USE ONLY
SIGNATURE	DATE
Received by: ________________ Verified
by: _____________________

Date:________________ Date: ________________
TITLE
Compliance Status Yes No

EXHIBIT C

SECURED PROMISSORY NOTE

$2,000,000	Dated: December 7, 2010

FOR VALUE RECEIVED, the undersigned, WAFERGEN, INC., a Delaware corporation and WAFERGEN BIO-SYSTEMS, INC., a Nevada corporation (collectively, “Borrower”), HEREBY PROMISES TO PAY to the order of OXFORD FINANCE CORPORATION (“Lender”) the principal amount of Two Million Dollars ($2,000,000) or such lesser amount as shall equal the outstanding principal balance of the Growth Capital Advance made to Borrower by Lender pursuant to the Loan Agreement (defined below), and to pay all other amounts due with respect to the Growth Capital Advance on the dates and in the amounts set forth in the Loan Agreement.  Capitalized terms, unless defined in this Secured Promissory Note (this “Note”), shall have the meaning given such capitalized term in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at a fixed rate equal to the greater of (i) thirteen percent (13.00%) or (ii) the LIBOR Rate, as of the Funding Date, plus the LIBOR Margin, per annum based on a three hundred sixty (360) day year of twelve (12) thirty (30) day months or, if applicable, the Default Rate.  Commencing on July 1, 2011, and continuing on the first day of each successive calendar month thereafter, Borrower shall make to Lender thirty (30) equal payments of principal and accrued interest on the then outstanding principal amount. Any and all remaining principal and interest shall be due and payable on the Maturity Date.  In addition to the foregoing payments, on the Maturity Date (or upon earlier repayment, whether as a result of acceleration or otherwise) the Final Payment and the Prepayment Fee, as applicable (each as defined in and subject to the terms and conditions of the Loan Agreement) shall be due and payable by Borrower to Lender.

Principal, interest and all other amounts due with respect to the Growth Capital Advance, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is the Note referred to in, and is entitled to the benefits of, the Loan and Security Agreement, dated as of December 7, 2010, to which Borrower and Lender are parties (as amended from time to time, the “Loan Agreement”).  The Loan Agreement, among other things, (a) provides for the making of this secured Growth Capital Advance to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as provided in the Loan Agreement. This Note and the obligation of Borrower to repay the unpaid principal amount of the Growth Capital Advance, interest on the Growth Capital Advance and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed as of the Closing Date.

WAFERGEN, INC.

By:

Name:

Title

WAFERGEN BIO-SYSTEMS, INC.

By:

Name:

Title

[Signature Page to Secured Promissory Note]

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By